CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
SCG Financial Acquisition Corp.

We hereby consent to the use in this Registration Statement on Form S-1, Amendment No. 2, of our report dated March 7, 2011, relating to the balance sheet of SCG Financial Acquisition Corp. (a development stage company) as of January 28, 2011, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from January 5, 2011 (date of inception) to January 28, 2011, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Rothstein, Kass & Company, P.C.

Roseland, New Jersey
March 23, 2011